Monmouth Real Estate Investment Corporation

JUNIPER BUSINESS PLAZA

3499 ROUTE 9 NORTH, SUITE 3-D

FREEHOLD, NEW JERSEY 07728

A Public REIT Since 1968

INTERNET:	(732) 577-9996	EMAIL:
www.mreic.reit	FAX: (732) 577-9981	mreic@mreic.com

FOR IMMEDIATE RELEASE	July 26, 2019
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN

LAFAYETTE, IN

Freehold, New Jersey…. July 26, 2019……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new 350,000 square foot industrial building located at 5440 Haggerty Lane, Lafayette, IN at a purchase price of $25,536,000. The property is net-leased for 10 years to Toyota Tsusho America, Inc., a New York corporation. The building is situated on approximately 45.62 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to welcome Toyota, one of the largest companies in the world, to our all-star tenant roster. This mission-critical facility serves the 3.3 million square foot Subaru auto assembly plant which is situated directly across from our property. With nearly 46 total acres, our property provides ample land for future expansion capacity.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. We specialize in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate is a fully integrated and self-managed real estate company, whose property portfolio consists of 114 properties, containing a total of approximately 22.3 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

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